EXHIBIT 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is entered into by and between Bright Mountain Media, Inc. (the “Company”) and Ethan Rudin (“Executive”) as of January 1, 2025 (“Amendment Effective Date”). This Amendment modifies the Employment Agreement between the parties dated October 2, 2023 (the “Employment Agreement”).

The parties agree as follows:

1.
The following language will be added at the end of Section 3(b): “Notwithstanding the foregoing, for calendar year 2025 Executive may be eligible to receive a target bonus of fifty percent (50%) of his Salary, based on the Company’s performance and as determined by the Board in its sole discretion.”
2.
The following language will be added at the end of Section 3(f): “In addition to the foregoing, subject to the approval of the Board and the terms of the Company’s Stock Option Plan, the Company will grant to Executive options to purchase 125,000 shares of the Company’s common stock. These options will vest at a rate of twenty-five percent (25%) per year beginning March 7, 2025, with twenty-five percent (25%) vesting on March 7, 2026, and an additional twenty-five percent (25%) vesting on each March 7 thereafter until fully vested. The exercise price per option shall be the market value of the Company’s common stock on the date of grant.”
3.
Except as changed by this Amendment, the terms of the Employment Agreement shall remain in full force and effect.

In witness whereof, the parties have executed this Amendment:

Bright Mountain Media, Inc.	Ethan Rudin
/s/ John-Paul Sardi	/s/ Ethan Rudin
General Counsel	Chief Financial Officer
Date: 2025-Mar-07	Date: 2025-Mar-07